UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 29, 2014

Fabrinet

(Exact name of registrant as specified in its charter)

Cayman Islands	001-34775	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town

Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive offices, including zip code)

+66 2-524-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 3, 2014, Fabrinet (the “Company”) issued a press release regarding its financial results for the fiscal quarter ended September 26, 2014. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fiscal 2014 Executive Incentive Plan

On October 29, 2014, the Compensation Committee (the “Committee”) of the Company’s board of directors adopted an executive incentive plan (the “Bonus Plan”) for the Company’s fiscal year ending June 26, 2015 (“fiscal 2015”). The Bonus Plan is an incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers pursuant to Section 16 of the Securities Exchange Act of 1934 are eligible to participate in the Bonus Plan (individually, a “Participant,” and collectively, the “Participants”). The Bonus Plan provides for a target bonus amount expressed as a percentage of a Participant’s annual base salary, as set forth in the table below. The maximum bonus that a Participant may receive under the Bonus Plan is two times such Participant’s target bonus.

Executive Officer	Fiscal 2015 Target Bonus (as a % of Base Salary)	Fiscal 2015 Maximum Bonus (as a % of Base Salary)
David T. Mitchell	120%	240%
Dr. Harpal Gill	95%	190%
Toh-Seng Ng	70%	140%
John Marchetti	65%	130%

The amount of bonus actually paid to a Participant will be based 20% on achievement of fiscal 2015 individual performance objectives, 40% on achievement of a fiscal 2015 revenue target and 40% on achievement of a fiscal 2015 non-GAAP earnings per share target. As achievement of each financial target is considered independently from the other, the Company must meet a threshold for each factor in order for a Participant to receive any credit for that factor. If the Company achieves 100% of a target financial metric, bonuses would be paid out at 100% of target with respect to that financial metric component. If the Company achieves 90% of a target financial metric, bonuses would be paid out at 50% of target with respect to that financial metrics component. If the Company achieves 105% of a target financial metric, maximum bonuses would be paid out at 200% of target with respect to that financial metric component. Achievement of the financial targets at levels between 90% and 100% and between 100% and 105% will result in a bonus amount that is scaled in a linear fashion. In its sole discretion, the Committee shall determine if the fiscal 2015 individual performance objectives have been met and may award up to 200% of target for that component of the bonus.

Performance Share Unit Plan

The Committee also approved a plan to grant restricted share units (“RSUs”) in fiscal 2016 to the Company’s executive officers, the amount of which may be increased based on the Company’s achievement of a fiscal 2015 revenue target, as described below. The number of shares to be granted under each RSU award will be equal to (a) the dollar value of the executive’s award (which may be increased based on the Company’s financial performance), divided by (b) the higher of (i) the fair market value of an ordinary share of the Company on the grant date or (ii) $10.00, with the quotient rounded down to the nearest whole share. If the Company does not achieve the fiscal 2015 revenue target, a minimum dollar value of RSUs will be granted. If the Company achieves the fiscal 2015 revenue target, two times the minimum dollar value of RSUs will be granted. If the Company achieves 105%

or more of the fiscal 2015 revenue target, three times the minimum dollar value of RSUs will be granted. Achievement of the fiscal 2015 revenue target at levels between 100% and 105% will result in a dollar value of RSUs being granted based on linear interpolation. The RSUs will be scheduled to vest as to 25% of the shares on each of the one-, two-, three- and four-year anniversaries of the grant date, subject to the executive’s continued employment or other service. The table below sets forth the minimum, target and maximum dollar value of RSUs that may be awarded to the Company’s executive officers.

Executive Officer	Minimum Dollar Value of RSUs	Target Dollar Value of RSUs	Maximum Dollar Value of RSUs
Mr. Mitchell	$1,367,000	$2,733,000	$4,100,000
Dr. Gill	$500,000	$1,000,000	$1,500,000
Mr. Ng	$457,000	$913,000	$1,370,000
Mr. Marchetti	$243,000	$485,000	$728,000

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated November 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FABRINET

By:	/s/ Toh-Seng Ng
Toh-Seng Ng
Executive Vice President, Chief Financial Officer

Date: November 3, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated November 3, 2014